Exhibit 10.3
BLACK BOX CORPORATION
NON-QUALIFIED STOCK OPTION AGREEMENT

Director-Optionee:

Number of shares of Common Stock (as defined below) subject to this Option Agreement:
Vesting Dates: All Options Shares (as defined below) are vested as of the Grant Date (as defined below).
Pursuant to the Black Box Corporation 1992 Director Stock Option Plan (the “Plan”), the director stock option committee of the Board of Directors of Black Box Corporation (the “Company”) has granted to you a Non-Qualified Option (as defined in the Plan) to purchase the number of shares of the Company’s common stock, $.001 par value, (“Common Stock”) set forth above (the “Option”). Such number of shares (as such may be adjusted as described in Section 9 below or pursuant to the terms of the Plan) is herein referred to as the “Option Shares.” This Option is not an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and may not be treated as such for tax purposes by you or the Company. Additional terms and conditions of this Option are set forth below.
     1. Date of Grant. This Option was granted to you on [month, day, year] (the “Grant Date”).
     2. Termination of Option. Your right to exercise this Option (and to purchase the Option Shares) shall expire and terminate in all events on the earlier of (i) the date which is ten (10) years from the Grant Date (the “Expiration Date”) or (ii) the date determined in accordance with Section 8 below in the event you cease to be a director of the Company or a subsidiary corporation or parent corporation of the Company as such terms are defined in the Plan (such entities hereinafter referred to as the “BB Group”).
     3. Option Price. The purchase price to be paid upon the exercise of this Option or any part of it will be $[exercise price] per Option Share (the “Option Price”).
     4. Vesting Provisions — Entitlement to Exercise the Option and Purchase Option Shares. You may exercise this Option in whole or in part at any time from and after the Grant Date.
     5. Additional Provisions Relating to Exercise.
(a)	Once you become entitled to exercise this Option or any part of it (and purchase Option Shares) as provided in Section 4 hereof, that right will continue until the date on which this Option expires or is terminated pursuant to Section 2 hereof.

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(b)	The Board of Directors of the Company (or the director stock option committee), in its sole discretion, may terminate the Plan and the Option at any time.
     6. Exercise of Option. To exercise the Option, you must deliver a completed copy of the attached Option Exercise Form (Exhibit A hereto) to the address indicated on the Form, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full Option Price for the Option Shares being purchased as a result of such exercise. Payment of the Option Price must be made in cash, by certified check or by delivery of that number of shares of previously-owned Common Stock having a fair market value equal to the exercise price applicable to that portion of the Option being exercised by the delivery of such shares. You must also pay any withholding taxes resulting from exercise of the Option before a stock certificate will be issued to you. You must deliver the properly-completed Option Exercise Form along with the appropriate payment due in order to exercise this Option.
     7. Transferability of Option. This Option may not be transferred by you (other than by will or the applicable laws of descent and distribution), and may be exercised during your lifetime only by you.
     8. Termination of Directorship.
(a)	In the event that you cease to be a director of any member of the BB Group by reason of “disability” (as defined in Section 22(e)(3) of the Code), this Option may only be exercised within one (1) year after the date you cease to be a director of any member of the BB Group, and only to the same extent that you were entitled to exercise this Option on the date you ceased to hold such position by reason of such disability, and did not theretofore do so.

(b)	In the event that you retire (at such age or upon such conditions as shall be specified by the Board of Directors) or are dismissed from your position as a director of any member of the BB Group other than for cause (as defined in Article XI of the Plan), this Option may only be exercised within three (3) years after the date you cease to be a director of any member of the BB Group, and only to the same extent that you were entitled to exercise this Option on the date you ceased to hold such position, and did not theretofore do so.

(c)	In the event that you die while holding the position of director of any member of the BB Group, or during the one (1) year period following your disability in (a) above, or during the three (3) year period following your retirement or termination other than for cause in (b) above, this Option may only be exercised within one (1) year from your date of death by your legal representative or such other person who acquired the Option by bequest or inheritance or reason of your death, and only to the same extent you were entitled to exercise this Option on your date of death, and did not theretofore do so.

(d)	In the event that you voluntarily terminate your position as a director of any member of the BB Group, or are discharged for cause (as defined in Article XI

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of the Plan), this Option shall terminate immediately upon the occurrence of such event.
(e)	Notwithstanding any provision contained in this Section 8 to the contrary, in no event may this Option be exercised to any extent by you after the Expiration Date.
     9. Adjustments. If the total number of outstanding shares of Common Stock of the Company shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, combination or exchange of shares, or declaration of any dividends payable in stock, the unexercised portion of the Option Shares covered by this Option may be appropriately adjusted by the Board of Directors or the director stock option committee as to the number or kind of shares (to the nearest possible full share) and price per share thereof in order to preserve your proportionate interest in the Company and in order that the aggregate option price shall remain unchanged.
     10. Continuation of Directorship. Neither the Plan nor this Option shall confer upon you any right to continue your directorship, or limit in any respect the right of any member of the BB Group to terminate your directorship at any time.
     11. Plan Documents. This Option Agreement is qualified in its entirety by reference to the Plan itself, a copy of which is attached hereto as Exhibit B, or which may be obtained from the office of the Chief Executive Officer at any time.
Please acknowledge your acceptance and agreement to the terms of this Option Agreement by signing this Option Agreement in the space provided below and returning it promptly to the Company.

Black Box Corporation
By:
Fred C. Young
Chief Executive Officer

I accept and agree to the terms of the Option as set forth herein.

Director-Optionee	Date

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